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                                                                    Exhibit 3.02

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                               JCC HOLDING COMPANY

                                   ARTICLE I.

         The Corporation was incorporated under the name JCC Holding Company by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on August 20, 1996. The Corporation has not yet received any payment for any of its stock. This Restated Certificate of Incorporation of the Corporation, which both restates and amends the provisions of the Corporation's Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 241 and 245 of the General Corporation Law of the State of Delaware (the "DGCL"). The Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

         Section 1.1.      The name of the Corporation is JCC Holding Company.

         Section 1.2. The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805, in the County of New Castle, and the name of its registered agent at that address is Corporation Service Company. The address of the registered office and the registered agent of the Corporation may be changed by the affirmative vote of the Board of Directors of the Corporation (the "Board of Directors").

         Section 1.3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

         Section 1.4.      The Corporation shall have perpetual existence.

                                   ARTICLE II.

         Section 2.1. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 80,000,000, consisting of (a) 20,000,000 shares of Class A common stock, par value $.01 per share (the "Class A Common Stock"), (b) 20,000,000 shares of Class B common stock, par value $.01 per share (the "Class B Common Stock"), and (c) 40,000,000 shares of common stock, par value $.01 per share (the "Unclassified Common Stock"). Prior to the Transition Date, the Corporation shall not have the power to issue any shares of Unclassified Common Stock. Upon and after the Transition Date, the Corporation shall not have the power to issue any shares of Class A Common Stock or Class B Common Stock. As used in this Restated Certificate of Incorporation, "Common Stock" shall mean, prior to the Transition Date, shares of Class A Common Stock and shares of Class B Common Stock collectively, and, upon and after the Transition Date, only the Unclassified Common Stock.

         Section 2.2. (a) On the Transition Date, each share of Class A Common Stock and each share of Class B Common Stock issued and outstanding or held in treasury shall automatically convert (without any action by the holders thereof) into and become one share of Unclassified Common Stock. Stock certificates which, prior to the Transition Date, represented such shares of Class A Common Stock or Class B Common Stock shall thereupon and thereafter, without the necessity of any action on


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the part of the holders thereof, represent the same number of shares of
Unclassified Common Stock. Upon the Transition Date, each share of Class A Common Stock or Class B Common Stock previously issued and outstanding or held in treasury, and converted in accordance with the foregoing provisions, shall be automatically retired and the reissuance of such shares as part of any class or series thereafter shall be, and is, prohibited.

                  (b) Except as expressly set forth in Section 2.3, Section 2.6,
Section 3.2, Section 4.1, and subsection (b) of Section 8.1, each share of Common Stock (including, prior to the Transition Date, each share of Class A Common Stock and each share of Class B Common Stock) shall have identical rights and privileges, and shall rank equally, share ratably and be identical in every respect and as to all matters, including rights with respect to dividends and in liquidation. Except as otherwise expressly provided by law, the holders of shares of Common Stock shall have exclusive voting rights on all matters requiring a vote of common stockholders of the Corporation. Except as otherwise provided in Section 2.3, Section 2.6, Section 3.2, Section 4.1 and subsection
(b) of Section 8.1, the holders of shares of Common Stock shall be entitled to vote upon all matters submitted to a vote of the common stockholders of the Corporation, shall be entitled to one vote for each share of Common Stock held, and, except as otherwise provided herein or required by law, the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation; provided, however, that any shares of Class A Common Stock Transferred from any Person to a Class B Entity (as defined below), and any shares of Class B Common Stock Transferred from a Class B Entity to a Person other than another Class B Entity, shall not be entitled to vote upon any matters submitted to a vote of the holders of Common Stock of the Corporation until such time as the Class B Entity involved in such Transfer has complied with the provisions of Section 2.3(c).

         Section 2.3. (a) Shares of Class B Common Stock may be held only by (i) Harrah's Entertainment, Inc., a Delaware corporation ("HET"), and direct and indirect wholly-owned subsidiaries of HET (collectively, "Harrah's Entities"),
(ii) Grand Palais Casino, Inc. ("GPCI") and any Controlled Affiliate of GPCI,
(iii) shareholders of GPCI who receive shares of Class B Common Stock in connection with the Plan of Reorganization ("GPCI Shareholders"), (iv) any spouse, immediate family member, or other relative who has the same principal residence of any GPCI Shareholder (collectively, "GPCI Family Members"), (v) any trust in which any GPCI Shareholder or any GPCI Family Member has a beneficial interest, (vi) any Controlled Affiliate of GPCI Shareholders or GPCI Family Members, (vii) shareholders of New Orleans/Louisiana Development Corporation ("NOLDC Shareholders"), including, without limitation, all NOLDC Shareholders as of the Effective Date, (viii) any spouse, immediate family member, or other relative who has the same principal residence of any NOLDC Shareholder (collectively, "NOLDC Family Members"), (ix) any trust in which any NOLDC Shareholder or any NOLDC Family Member has a beneficial interest, (x) any Controlled Affiliate of NOLDC Shareholders or NOLDC Family Members, and (xi) First National Bank of Commerce (the entities and persons referred to in clauses
(i) through (xi) referred to herein as "Class B Entities"). Subject to and upon compliance with the provisions of Section 2.3 (c), if a Class B Entity Transfers any shares of Class B Common Stock to a Person other than another Class B Entity, then upon such Transfer, the shares of Class B Common Stock so Transferred shall be converted into an equal number of shares of Class A Common Stock. If a Class B Entity Transfers shares of Class B Common Stock to another Class B Entity, such shares shall remain shares of Class B Common Stock subsequent to such Transfer. Subject to and upon compliance with the provision of Section 2.3 (c), if any shares of Class A Common Stock are Transferred from a Person who is not a Class B Entity to a Class B Entity, then upon such Transfer, the shares of Class A Common Stock so Transferred shall be converted into an equal number of shares of Class B Common Stock. Notwithstanding the previous sentence, upon a Change of Control, the Harrah's Entities may acquire a number of shares of Class A


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Common Stock from a Person other than the Corporation which shall not convert to shares of Class B Common Stock upon the acquisition of such shares by the Harrah's Entities (the "Class A Non-Converting Stock"), which is less than or equal to the number of shares of Class A Common Stock acquired by the Conflicted Entity whose acquisition of shares of Class A Common Stock effected such Change of Control; provided, however, that if the Conflicted Entity who effected such Change of Control Transfers shares of Class A Common Stock such that such Conflicted Entity owns less than 20% of the issued and outstanding shares of Class A Common Stock at any time, the Harrah's Entities shall be deemed to have granted a proxy to the Class A Directors with respect to all of the Harrah's Entities' voting rights in connection with the Class A Non-Converting Stock acquired in response to the Conflicted Entity which effected such Charge of Control (the "Class A Directors Proxy"); provided, further, however, that such proxy is irrevocable unless a Change of Control occurs after the grant of such proxy, whether effected by the Conflicted Entity that effected such previous Change of Control or any other Conflicted Entity, at which time the Class A Directors Proxy shall be deemed to be revoked. Notwithstanding anything to the contrary in the preceding sentence, the Harrah's Entities shall not be entitled to vote any Class A Non-Converting Stock in excess of the number of shares held by a Conflicted Entity which effects a Change in Control which has occurred and is continuing. Shares of Class A Non-Converting Stock may only be Transferred between Harrah's Entities. If shares of Class A Common Stock or Class B Common Stock are Transferred prior to a meeting of the stockholders of the Corporation but subsequent to the record date for such meeting, then such Transferred shares shall, for purposes of voting at such meeting, be deemed to belong to the class that such shares belonged to on the record date. Prior to the Transition Date, the Harrah's Entities shall at all times own not less than 51% of the issued and outstanding shares of Class B Common Stock, and the attempted or purported Transfer of any shares of Class B Common Stock shall be null and void, and shall not be recognized by the Corporation, if such Transfer would cause Harrah's Entities to own less than 51% of the issued and outstanding shares of Class B Common Stock; provided, however, that the Harrah's Entities may own such lesser percentage of the issued and outstanding shares of Class B Common Stock as shall be approved by a majority of the Class A Directors then in office and a majority of the Class B Directors then in office.

                  (b) Notwithstanding subsection (a) of this Section 2.3 (but subject to the last sentence of subsection (a) of Section 2.3), a Class B Entity may pledge shares of Class B Common Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to a pledgee which is not a Class B Entity, provided that such pledgee does not have the power to vote such shares and such shares remain subject to the provisions of this Section 2.3. In the event of foreclosure or other similar action by the pledgee such shares shall then be deemed to have been Transferred and, subject to and upon compliance with the provisions of Section 2.3 (c), such shares shall be converted into an equal number of shares of Class A Common Stock; provided, however, that if such foreclosure or other similar action is cancelled or annulled so that the pledgor retains the right to vote such shares, such shares shall then be deemed to have been Transferred and such shares shall subject to and upon compliance with the provisions of Section 2.3 (c), be converted into an equal number of shares of Class B Common Stock.

                  (c) Within seven (7) calendar days after the date of any Transfer of (i) shares of Class B Common Stock from a Class B Entity to a Person other than another Class B Entity, or (ii) shares of Class A Common Stock from any Person to a Class B Entity, the Class B Entity involved in such Transfer must provide the stock transfer agent appointed for such purpose by the Corporation with Written Notice. In the event of a Transfer due to foreclosure or similar action or cancellation or annulment of the same, Written Notice must be given by the Class B Entity as soon as reasonably possible after such Transfer. If the Transfer is of shares of Class B Common Stock from a Class B Entity to a Person other than another Class B Entity, then the certificate(s)



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representing such shares of Class B Common Stock must be surrendered to the stock transfer agent at the time Written Notice is given. For the purpose of this Section 2.3(c), "Written Notice" shall mean duly executed written notice of such Transfer which shall list the record and beneficial owner of the shares of Common Stock to be Transferred, the name and address of the Class B Entity involved in the Transfer, the Person to which the Common Stock is to be Transferred, the class and number of shares of Common Stock to be Transferred, the class into which the shares of Common Stock will be converted upon such Transfer and the date the Transfer occurred. Written Notice shall be deemed to have been duly given when received if personally delivered; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service; and upon receipt, if sent by certified or registered mail, postage prepaid, return receipt requested.

                  (d) Upon and after the Transition Date, shares of Common Stock may be held by any Person legally entitled to hold such shares (but subject to the provisions of Section 2.6).

         Section 2.4. (a) Prior to the Transition Date, subject to any other provisions of this Restated Certificate of Incorporation, as it may be amended from time to time, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of capital stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor; provided, however, that no dividend or distribution, including without limitation, dividends or distributions of cash, shares of capital stock of the Corporation, other securities, or any other property, may be declared or paid on the outstanding shares of either the Class A Common Stock or the Class B Common Stock unless an identical per share dividend or distribution is simultaneously declared and paid on all of the outstanding shares of Common Stock; provided, further, however, that a dividend of shares of Common Stock may be declared and paid in Class A Common Stock to holders of Class A Common Stock and in Class B Common Stock to holders of Class B Common Stock if the number of shares paid per share to holders of Class A Common Stock and to holders of Class B Common Stock shall be the same. Under no circumstance shall a dividend of shares be declared and paid in Class A Common Stock to anyone other than holders of Class A Common Stock, and under no circumstance shall a dividend of shares be declared and paid in Class B Common Stock to anyone other than holders of Class B Common Stock. If the Corporation shall in any manner subdivide, combine or reclassify the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other class of Common Stock shall be subdivided, combined or reclassified proportionally in the same manner and on the same basis as the outstanding shares of Class A Common Stock or Class B Common Stock, as the case may be, have been subdivided, combined or reclassified.

                  (b) Upon and after the Transition Date, subject to any other provisions of this Restated Certificate of Incorporation, as it may be amended from time to time, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of capital stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

                  (c) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them. For purposes of this subsection (c) of Section 2.4, a liquidation, dissolution or winding up of the Corporation shall not be deemed to be occasioned by or to include (i) any consolidation or merger of the Corporation with or into another



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corporation or other entity or (ii) a sale, lease, or exchange of all or a part of the assets of the Corporation.

         Section 2.5. (a) Subject to the provisions of law and this Restated Certificate of Incorporation, the Corporation may issue shares of Common Stock from time to time for such consideration (not less than the par value thereof) as may be fixed by the Board of Directors, which is expressly authorized to fix the same in its absolute discretion subject to the foregoing conditions. Shares so issued for which the consideration shall have been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.

                  (b) Subject to the provisions of law and of this Restated Certificate of Incorporation, the Corporation shall have authority to create and issue rights and options entitling the holders thereof to purchase shares of the Corporation's capital stock of any class or series or other securities of the Corporation, and such rights and options shall be evidenced by one or more instruments approved by the Board of Directors. The Board of Directors shall be empowered to set the exercise price, duration, time for exercise and other terms of such rights or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto shall not be less than the par value thereof.

         Section 2.6. (a) Notwithstanding any other provision of this Restated Certificate of Incorporation to the contrary, outstanding shares of Common Stock or any other class or series of stock of the Corporation shall always be subject to redemption by the Corporation, by action of the Board of Directors, if, in the judgment of the Board of Directors, any holder of such stock is determined by any gaming regulatory agency to be unsuitable, has an application for a license or permit rejected, or has a previously issued license or permit rescinded, suspended, revoked or not renewed, as the case may be, whether or not any of the foregoing is final and nonappealable, or if such action otherwise should be taken, pursuant to Section 151(b) of the DGCL or any other applicable provision of law, to the extent necessary to avoid any regulatory sanctions against, or to prevent the loss of or secure the reinstatement of any license, franchise or entitlement from any governmental agency held by the Corporation, any Affiliate of the Corporation (including, but not limited to, HET and its Affiliates) or any entity in which the Corporation or such Affiliate is an owner, which license, franchise or entitlement is (i) conditioned upon some or all of the holders of the Corporation's stock of any class or series possessing prescribed qualifications, or (ii) needed to allow the conduct of any portion of the business of the Corporation or any such Affiliate or other entity.

                  (b) Outstanding shares of Common Stock or any other class or series of stock of the Corporation shall also be subject to redemption by the Corporation, by action of the Board of Directors, if any holder of such stock is designated a Non-Qualified Person (as defined in the Management Agreement) in a written notice from the Manager to JCC pursuant to the Management Agreement.

                  (c) The terms and conditions of a redemption pursuant to either the Section 2.6(a) or Section 2.6(b) shall be as follows:

                  (1) the redemption price of the shares to be redeemed pursuant to this Section 2.6 shall be equal to the Fair Market Value of such shares (excluding any dividends thereon not entitled to be received pursuant to clause (5) of this Section 2.6(c)) or such other redemption



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         price as required by any applicable law, regulation, rule or resolution or order of a gaming regulatory agency;

                  (2) the redemption price of such shares may be paid in cash, Redemption Securities or any combination thereof;

                  (3) if less than all the shares held by Disqualified Holders or Non-Qualified Persons are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors;

                  (4) at least 20 days' written notice of the Redemption Date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder), provided that the Redemption Date may be the date on which written notice shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed;

                  (5) from and after the Redemption Date or such earlier date as mandated by any applicable law, regulation, rule or resolution or order of a gaming regulatory agency, any and all rights of whatever nature, which may be held by the owners of shares selected for redemption (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares), shall cease and terminate and they shall thenceforth be entitled only to receive the cash or Redemption Securities payable upon redemption; and

                  (6) such additional terms and conditions as the Board of Directors shall determine.

                                  ARTICLE III.

         Section 3.1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

         Section 3.2. Prior to the Transition Date, the following provisions of this Section 3.2 shall be in effect:

                  (a) Except as set forth in subsections (b), (c) and (d) of this Section 3.2, the total number of authorized directors shall be six, and the directors shall consist of three directors elected by the affirmative vote of a plurality of the issued and outstanding shares of Class A Common Stock present in person or represented by proxy at a meeting of stockholders and entitled to vote on the election of directors (the "Class A Directors"), and three directors elected by the affirmative vote of a plurality of the issued and outstanding shares of Class B Common Stock present in person or represented by proxy at a meeting of stockholders and entitled to vote on the election of directors (the "Class B Directors"). The Board of Directors shall be divided into three groups, designated Group I, Group II and Group III. Except as provided in the last sentence of this subsection (a) of Section 3.2, each group shall consist of one Class A Director and one Class B Director. The initial directors in Group I, listed in subsection (b) of this Section 3.2, shall be elected for a term expiring on the date of


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the annual meeting of stockholders occurring in 1999. Subject to subsection (b)
of this Section 3.2, directors in Group II shall be elected for a term expiring on the date of the annual meeting of stockholders occurring in 2000 and directors in Group III shall be elected for a term expiring on the date of the annual meeting of stockholders occurring in 2001. At each succeeding annual meeting of stockholders, successors to the group of directors whose term expires at that annual meeting shall be elected for a three-year term in accordance with this subsection (a) of Section 3.2. If the number of directors increases due to the occurrence of an Extraordinary Flip Event as set forth in subsection (c) of this Section 3.2, or a Change of Control as set forth in subsection (d) of this
Section 3.2, such additional director(s) shall be members of the group whose term is next to expire.

                  (b) Upon the filing of this Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, there shall be two authorized directors consisting of one Class A Director and one Class B Director who shall collectively comprise Group I. The Class A Director in Group I shall be Seth E. Lemler and the Class B Director in Group I shall be Colin V. Reed. The total number of authorized directors shall increase by two, for a total of four, with such directors comprising Group II, only at such time as (i) a second Class A Director has been appointed pursuant to subsection (e) of this
Section 3.2, (ii) a second Class B Director has been appointed pursuant to subsection (e) of this Section 3.2, and (iii) the requisite gaming regulatory agencies have made the determinations necessary to allow both of such directors to serve on the Board of Directors. The total number of authorized directors shall again increase by two, for a total of six, with such directors comprising Group III, only at such time as (i) a third Class A Director has been appointed pursuant to subsection (e) of this Section 3.2, (ii) a third Class B Director has been appointed pursuant to subsection (e) of this Section 3.2, and (iii) the requisite gaming regulatory agencies have made the determinations necessary to allow both of such directors to serve on the Board of Directors. The mailing address of each director of the Corporation is c/o JCC Holding Company, 512 South Peters, New Orleans, Louisiana 70130. Except as provided in subsections
(c) and (d) of this Section 3.2, each director, including a director appointed to fill a vacancy, shall hold office until such director's term expires in accordance with subsection (a) of this Section 3.2 or until his successor shall be elected or appointed and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

                  (c) Notwithstanding the foregoing, upon the occurrence of an Extraordinary Flip Event, (i) the authorized number of Class A Directors shall increase by one (the "Additional Class A Director") and (ii) the authorized number of Class B Directors shall remain the same. The Additional Class A Director shall be elected by a majority of Class A Directors in office when the Extraordinary Flip Event giving rise to such Additional Class A Director occurs. If a Cure Event occurs, (A) the term of the Additional Class A Director shall immediately expire, and (B) the number of Class A Directors shall be reduced by one.

                  (d) Notwithstanding the foregoing, upon the occurrence of a Change of Control, (i) the authorized number of Class B Directors shall increase by one (the "Additional Class B Director") and (ii) the authorized number of Class A Directors shall remain the same; provided, however, that the number of Class B Directors shall not be increased to include the Additional Class B Director if, prior to or upon the occurrence of a Change of Control, an Extraordinary Flip Event has occurred and no corresponding Cure Event has occurred; and provided, further, however, that the term of office of the Additional Class B Director shall immediately expire and the number of Class B Directors shall be reduced by one if (A) an Extraordinary Flip Event occurs after the Change of Control, or (B) the percentage of the outstanding shares of Class A Common Stock owned by the Conflicted Entity whose acquisition of shares of Class A Common Stock effected the Change of



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Control is reduced such that such Conflicted Entity owns less than 20% of the outstanding shares of Class A Common Stock. The Additional Class B Director shall be elected by a majority of Class B Directors then in office when the Change of Control giving rise to such Additional Class B Director occurs.

                  (e) Any vacancy or newly created directorship on the Board of Directors of a Class A Director position, including any Group II or Group III Class A Director to be appointed pursuant to subsection (b) of this Section 3.2, may only be filled by a majority of Class A Directors then in office (or, if only one Class A Director is then in office, by such Class A Director). Any vacancy or newly created directorship on the Board of Directors of a Class B Director position, including any Group II or Group III Class B Director to be appointed pursuant to subsection (b) of this Section 3.2, may only be filled by a majority of Class B Directors then in office (or, if only one Class B Director is then in office, by such Class B Director). If there are no directors of one class then in office, the holders of a majority of the shares of the class of Common Stock that elected such class of directors shall have the right to elect directors to fill such vacancies or newly created directorships in accordance with this Section 3.2 at a special meeting of stockholders called for such purpose.

                  (f) At all meetings of the Board of Directors, a majority of the entire Board of Directors shall be required to constitute a quorum for the transaction of business. Except as provided in the following sentence or as otherwise provided by law, no action shall be taken by the Board of Directors on behalf of the Corporation unless (i) such action is authorized by the affirmative vote of a majority of the directors then in office, (ii) such action is authorized by at least one Class B Director, and (iii) such action is authorized by at least one Class A Director; provided, however, that if an Extraordinary Flip Event has occurred and no related Cure Event has occurred, clause (ii) shall not be applicable. Notwithstanding the previous sentence, no Significant Transaction shall be authorized unless such Significant Transaction
(x) is authorized by the affirmative vote of a majority of the directors then in office, (y) is authorized by the affirmative vote of a majority of the Class A Directors then in office, and (z) is authorized by the affirmative vote of a majority of the Class B Directors then in office; provided, however, that if an Extraordinary Flip Event has occurred and no related Cure Event has occurred,
(A) except with respect to any amendment to this Restated Certificate of Incorporation or the Bylaws of the Corporation (the "Bylaws"), clause (z) shall not be applicable, and (B) no action of the Board of Directors shall affect the holders of the Class A Common Stock and the holders of the Class B Common Stock disproportionately without the separate approval of such action by a majority of the Class A Directors then in office and a majority of the Class B Directors then in office.

                  (g) Any Class A Director may be removed from the Board of Directors, without cause, by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock. Any Class B Director may be removed from the Board of Directors, without cause, by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock.

         Section 3.3. Upon and after the Transition Date, the provisions of
Section 3.2 shall terminate and shall no longer be applicable, and the following provisions of this Section 3.3 shall be in effect:

                  (a) As soon as practicable after the Transition Date, the Board of Directors shall call a special meeting of stockholders to elect new directors. All directors in office on the Transition Date, except directors elected pursuant to subsections (c) and (d) of Section 3.2, shall continue to hold

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office until such special meeting is held and their successors are duly elected.
The Board of Directors shall consist of not less than three or more than seventeen directors, the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the Board of Directors. The Board of Directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At the first annual meeting of stockholders following the Transition Date, the terms of all Class A Directors and Class B Directors shall expire, and new directors shall be elected as follows: Class I directors shall be elected for a one-year term, Class II directors for a two-year term and Class III directors for a three-year term. At each succeeding annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

                  (b) Any vacancy on the Board of Directors that results from an increase in the number of directors shall be filled only by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors shall only be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

                  (c) Directors shall be elected at annual meetings of stockholders by the affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy at such meeting and entitled to vote on the election of directors. Directors may be removed from the Board of Directors, with or without cause, at any regular meeting or at any special meeting of stockholders by the affirmative vote of holders of a majority of the shares of Common Stock entitled to vote at an election of directors. Unless otherwise specified in the Bylaws, elections of directors need not be by written ballot.

                  (d) At all meetings of the Board of Directors, a majority of the entire Board of Directors shall be required to constitute a quorum for the transaction of business. No action shall be taken by the Board of Directors on behalf of the Corporation at a meeting of the Board of Directors unless such action is authorized by the affirmative vote of a majority of the directors present at a duly noticed meeting of the Board of Directors at which a quorum is present.

         Section 3.4. Notwithstanding any other provision of this Restated Certificate of Incorporation or the Bylaws, to be eligible to serve on the Board of Directors, every director shall be a Qualified Person. If for any reason a director is no longer a Qualified Person, such director shall immediately be no longer eligible to serve on the Board of Directors and the term of such director shall automatically terminate and no further remuneration of any kind shall be paid to such director.

         Section 3.5. Prior to the Transition Date, except as provided in the last sentence of this Section 3.5, the Corporation shall not have the power to form or maintain committees of the Board of Directors other than the Audit Committee, the Gaming Committee, the Compensation Committee, the

Class A Director Nomination Committee, the Class B Director Nomination Committee and the Capital Committee, each as set forth in, and established pursuant to, the Bylaws as in effect upon the Effective Date. Prior to the Transition Date, upon the affirmative vote of a majority of the Class A Directors then in office and the affirmative vote of a majority of the Class B Directors then in office, the Corporation shall have the power to form or maintain committees of the Board of Directors other than those listed in the first sentence of this Section 3.5.

                                   ARTICLE IV.

         Section 4.1. The Bylaws shall not contain any provision inconsistent with this Restated Certificate of Incorporation. If the provisions of the Bylaws conflict with this Restated Certificate of Incorporation, the provisions of this Restated Certificate of Incorporation shall control and the Bylaws shall be of no force and effect to the extent of such conflict. Prior to the Transition Date, in addition to any other vote required by law, stockholders may make, adopt, alter, amend, change or repeal the Bylaws only upon the affirmative vote of a majority of the votes entitled to be cast by the holders of outstanding shares of Common Stock, voting together as a single class; provided, however, that in addition to such vote, any amendment to the Bylaws which in any way adversely affects the rights of holders of Class A Common Stock or Class A Directors shall also require the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, and any amendment to the Bylaws which in any way adversely affects the rights of holders of Class B Common Stock or Class B Directors shall also require the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock. Upon and after the Transition Date, in addition to any other vote required by law, stockholders may make, adopt, alter, amend, change or repeal the Bylaws only upon the affirmative vote of not less than 75% of the votes entitled to be cast by the holders of outstanding shares of Common Stock, voting together as a single class.

         Section 4.2. Prior to the Transition Date, the Board of Directors is authorized to make, adopt, alter, amend, change or repeal the Bylaws only if such action is approved as a Significant Transaction pursuant to this Restated Certificate of Incorporation. Upon and after the Transition Date, upon the affirmative vote of a majority of the Board of Directors then in office, the Board of Directors is expressly authorized to make, adopt, alter, amend, change or repeal the Bylaws.

                                   ARTICLE V.

         Section 5.1. Special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called by either the Chairman or the President of the Corporation or (i) prior to the Transition Date, by the affirmative vote of a majority of the Class A Directors then in office or the affirmative vote of a majority of the Class B Directors then in office, and (ii) upon and after the Transition Date, by a majority of the entire Board of Directors.

                                   ARTICLE VI.

         Section 6.1. Subject to Section 6.3, the Corporation (i) shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he (a) is or was a director or officer of the Corporation, or (b) is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, and (ii) may, in the discretion of the Board of Directors (but subject to the determinations required by Section 6.3), indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he (a) is or was an employee or agent of the Corporation, or (b) is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, that the Corporation shall not be obligated to indemnify any such person who is a party to an action, suit or proceeding by reason of the fact that such person is a plaintiff with respect to such action, suit or proceeding. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Corporation, or, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.

         Section 6.2. Subject to Section 6.3, the Corporation (i) shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he (a) is or was a director or officer of the Corporation, or (b) is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, and (ii) may, in the discretion of the Board of Directors (but subject to the determinations required by Section 6.3), indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he (a) is or was an employee or agent of the Corporation, or (b) is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 6.3. Any indemnification under this Article VI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 6.1 or Section 6.2, as the case may be. Such determination shall be made (i) by the majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by outside legal counsel in a written opinion, or (iv) by the stockholders. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Section 6.1 or Section 6.2, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case.

         Section 6.4. For purposes of any determination under Section 6.3, a person shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to him by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term "another enterprise" as used in this
Section 6.4 shall mean any other corporation or any partnership, joint venture, limited liability company, trust or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this Section 6.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 6.1 or 6.2, as the case may be.

         Section 6.5. Notwithstanding any contrary determination in the specific case under Section 6.3, and notwithstanding the absence of any determination thereunder, any director or officer may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Sections 6.1 and 6.2. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because he has met the applicable standards of conduct set forth in Sections 6.1 or 6.2, as the case may be. Notice of any application for indemnification pursuant to this Section 6.5 shall be given to the Corporation promptly upon the filing of such application.

         Section 6.6. (a) The right to indemnification under this Article VI shall be a contract right and shall include the right to have the Corporation pay the expenses incurred in defending or investigating a threatened or pending action, suit or proceeding in advance of the final disposition of such action, suit or proceeding within 20 calendar days after receipt by the Corporation of a statement or statements from the claimant requesting such advances from time to time; provided, however, that, if and to the extent that the DGCL requires, the payment of such expenses incurred by a director, officer, employee or agent in such person's capacity as a director or officer in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director, officer, employee or agent, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 6.6 or otherwise.

                  (b) If a claim under paragraph (a) of this Section is not paid in full by the Corporation within 30 calendar days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

         Section 6.7. The indemnification and advancement of expenses provided by this Article VI shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of, the persons indemnified in accordance with Sections 6.1 and 6.2 shall be made to the fullest extent permitted by law. The provisions of this Article VI shall not be deemed to preclude the indemnification of, and advancement of expenses to, any person who is not specified in Sections 6.1 or 6.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise. The indemnification provided by this Article VI shall continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such person.

         Section 6.8. The Corporation shall purchase and maintain insurance on behalf of every person who is or was a director or an officer on or prior to the Transition Date, and the Corporation may purchase and maintain insurance on behalf of any person who is or was a director or an officer after the Transition Date, or any person who at any time is or was an officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power or the obligation to indemnify him against such liability under the provisions of this Article VI.

         Section 6.9. For purposes of this Article VI, reference to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         Section 6.10. No director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of each director of the

Corporation shall be limited or eliminated to the fullest extent permitted by the DGCL as so amended from time to time.

                                  ARTICLE VII.

         Section 7.1. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

                                  ARTICLE VIII.

         Section 8.1. (a) The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding the foregoing or any other provision of this Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, this Restated Certificate of Incorporation may not be altered, amended, changed or repealed in any respect, and no provision inconsistent with any provision hereof or imposing cumulative voting in the election of directors may be added to this Restated Certificate of Incorporation, unless such action is approved (a) prior to the Transition Date, by the affirmative vote of the holders of not less than a majority of the outstanding shares of Common Stock, or (b) on and after the Transition Date, by the affirmative vote of the holders of not less than 75% of the outstanding shares of Common Stock.

                  (b) Prior to the Transition Date, in addition to the requirements of subsection (a) of this Section 8.1, any amendment to this Restated Certificate of Incorporation which in any way affects the rights of holders of Class A Common Stock or Class A Directors shall also require the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, and any amendment to this Restated Certificate of Incorporation which in any way affects the rights of holders of Class B Common Stock or Class B Directors shall also require the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock.

         Section 8.2. In case any one or more of the provisions of this Restated Certificate of Incorporation or the Bylaws shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provisions in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

         Section 8.3. This Restated Certificate of Incorporation shall become effective on October 29, 1998 at 9:00 a.m. Eastern Standard Time.

                                   ARTICLE IX.

                  As used in this Restated Certificate of Incorporation, the following terms shall have the meanings indicated below:

                  "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the term "registrant" in said Rule 12b-2 meaning, in this case, the Corporation).

                  "Bank Loans" shall mean those certain loans, including, without limitation, Tranche A Term Loans, Tranche B Term Loans and Revolving Loans under the Bank Credit Agreement to be entered into pursuant to the Plan of Reorganization among JCC, the Corporation, the Development Entities, as guarantors, and the lenders from time to time parties thereto, as amended or supplemented from time to time.

                  "Bankruptcy Court" shall mean the United States Bankruptcy Court for the Eastern District of Louisiana.

                  "Casino" shall mean that certain casino to be constructed on the real property leased by JCC on Canal Street in New Orleans, Louisiana.

                  "Casino Lease" shall mean the Amended and Restated Ground Lease to be entered into pursuant to the Plan of Reorganization for the site of the Casino among JCC, as tenant, the Rivergate Development Corporation, as landlord, and the City of New Orleans, as intervenor, as amended or supplemented from time to time.

                  "Casino Manager" shall mean an Affiliate of HET which is the manager of the Casino.

                  "Casino Operating Contract" shall mean the amended and renegotiated Casino Operating Contract to be entered into pursuant to the Plan of Reorganization between the State of Louisiana by and through the Louisiana Gaming Control Board, Harrah's Jazz Company and JCC, as amended or supplemented from time to time.

                  "Change of Control" shall mean the acquisition of at least 20% of the outstanding shares of Class A Common Stock by a Conflicted Entity.

                  "Closing Price" on any day means the reported closing sales price or, in case no such sale takes place, the closing bid price on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such security is listed, or, if such security is not listed on any such exchange, the highest closing sales price or bid quotation for such security on the National Association of Securities Dealers, Inc. Automated Quotations System or any other system then in use, or if no such prices or quotations are available for such day, then the highest closing sales price or bid quotation for the most recent day within the 10 prior business days for which such a price or quotation is available, or if no such prices or quotations are available within the 10 business days prior to such day, the fair market value on the day in question as determined, prior to the Transition Date, upon the affirmative vote of a majority of the Class A Directors then in office and the affirmative vote of a majority of the Class B Directors then in office and, on and after the Transition Date, by the Board of Directors in good faith.

                  "Conflicted Entity" shall mean an entity (including any Controlled Affiliates of such entity and any entity of which such entity is a Controlled Affiliate) which (i) controls or operates, or, as of the Effective Date, is licensed or qualified to control or operate in any of the states of Illinois, Indiana, Louisiana, Mississippi, Missouri, Nevada or New Jersey, a casino or casino hotel facility, or (ii) has been, within the five years prior to the Effective Date, involved in litigation with HET which HET has disclosed in an Annual Report on Form 10-K on or prior to the Effective Date, or which HET would be required to disclose in its next Annual Report on Form 10-K following the Effective Date.

                  "Contingent Notes" shall mean the Senior Subordinated Contingent Notes due 2009 of JCC issued pursuant to the Plan of Reorganization.

                  "Contingent Notes Indenture" shall mean the Indenture, to be entered into pursuant to the Plan of Reorganization between JCC, as obligor, the Corporation and the Development Entities, as guarantors, and Norwest Bank Minnesota, National Association, as Trustee, in respect of the Contingent Notes.

                  "Contingent Payments" with respect to the Notes and the Contingent Notes, shall mean Contingent Payments, as defined in the Notes Indenture and the Contingent Notes Indenture, respectively.

                  "Controlled Affiliate" with respect to any Person shall mean
(i) a corporation (a) a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more of such Person's Controlled Affiliates or by one or more of such Person's Controlled Affiliates, or (b) in which such Person, one or more of such Person's Controlled Affiliates, or such Person and one or more of such Person's Controlled Affiliates possesses the power to direct the management and policies of such corporation, (ii) a partnership in which such Person is a general partner and in which such Person possesses the power to direct the management and policies of such partnership, or (iii) any other entity (other than a corporation or partnership) in which such Person, one or more of such Person's Controlled Affiliates, or such Person and one or more of such Person's Controlled Affiliates, (a) directly or indirectly, at the date of determination thereof, owns at least a majority ownership interest in such entity, and (b) possesses the power to direct the management and policies of such entity.

                  "CP Development" shall mean CP Development, L.L.C., a Louisiana limited liability company and wholly-owned Subsidiary of the Corporation.

                  "Cure Event" shall mean, with respect to a corresponding Flip Event (except for Flip Events occurring pursuant to clause (h) under the definition of Flip Event), that (A) all of the parties to the contract(s) under which a default or event of default has occurred, and which default or event of default has given rise to a Flip Event, have consented in writing that the default or event of default giving rise to such Flip Event has been waived or cured, (B) the President of the Corporation has provided to the Board of Directors of the Corporation written notice that the written consent(s) referred to in clause (A) have been received, and (C) the Board of Directors of the Corporation has in good faith accepted such notice.

                  "Development Entities" shall mean, collectively, JCC Development, CP Development and FP Development.

                  "Disqualified Holder" shall mean any holder of shares of stock of the Corporation of any class (or classes) or series who, either individually or when taken together with any other holders of shares of stock of the Corporation of any class (or classes) or series, in the judgment of the Board of Directors, is determined by any gaming regulatory agency to be unsuitable, or has an application for a license or permit rejected, or has a previously issued license or permit rescinded, suspended, revoked or not renewed, as the case may be, whether or not any of the foregoing is final and nonappealable, or whose holding of such stock, either individually or when taken together with the holding of shares of stock of the Corporation of any class (or classes) or series by any other holders, may result, in the judgment of the Board of Directors, in any regulatory sanctions against, or the loss of or the failure to secure the reinstatement of any license, franchise or entitlement from any governmental agency held by, the Corporation, any Affiliate of the Corporation or any entity in which the Corporation or such Affiliate is an owner.

                  "Effective Date" shall mean the date upon which the Plan of Reorganization is consummated.

                  "Excluded Transactions" shall mean any transaction or transactions (i) authorized by the affirmative vote of a majority of the Class A Directors then in office and the affirmative vote of a majority of the Class B Directors then in office, or (ii) pursuant to or in connection with agreements or plans (including, without limitation, any business plans, operating plans, financing plans or marketing plans) (a) approved by the Bankruptcy Court in connection with the Plan of Reorganization, (b) entered into by the Corporation prior to, on, or substantially concurrently with, the Effective Date, or (c) authorized by the affirmative vote of a majority of the Class A Directors then in office and the affirmative vote of a majority of the Class B Directors then in office.

                  "Extraordinary Flip Event" shall mean a Flip Event (including a Flip Event resulting from Casino Manager bankruptcy events, but excluding a Flip Event resulting from HET bankruptcy events) occurs as a result of a willful action or failure to act by the Class B Directors of the Corporation, HET, the Casino Manager or a Controlled Affiliate of HET as determined in a Speedy Arbitration.

                  "Fair Market Value" of a share of the Corporation's stock of any class or series shall mean the average Closing Price for such share for each of the 45 most recent days of which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given pursuant to Section 2.6; provided, however, that if shares of stock of such class or series are not traded on any securities exchange or in the over-the-counter market, "Fair Market Value" shall be determined by the Board of Directors in good faith; and provided further, however, that "Fair Market Value" as to any stockholder who purchased any stock of the class (or classes) or series subject to redemption within 120 days of a Redemption Date need not (unless otherwise determined by the Board of Directors) exceed the purchase price paid by him for any stock of such class (or classes) or series of the Corporation.

                  "Flip Event" shall mean any of the following: (a) (i) an Event of Default (as defined in the Bank Loans) has occurred under the Bank Loans that is uncured or unwaived, or (ii) an event of default has occurred that is uncured or unwaived under any other financing agreement pursuant to which the Corporation, the Development Entities or JCC is a borrower and under which the aggregate amount outstanding exceeds $2.5 million, and in each case such default by the Corporation or JCC is caused by HET, HOCI or Casino Manager related events; (b) an Event of Default (as defined in the Notes Indenture or the Contingent Notes Indenture, as applicable) has occurred under the Notes or the Contingent Notes and such default by the Corporation or JCC is caused by HET, HOCI or Casino Manager related events; (c) an Event of Default (as defined in the Casino Lease) in respect of payments due and owing by JCC under the Casino Lease, or any other material Event of Default under the Casino Lease in response to which any other party to the Casino Lease would be entitled to terminate, rescind, or otherwise deprive JCC of the benefits of, the Casino Lease and such default by the Corporation or JCC is caused by HET, HOCI or Casino Manager related events; (d) an Event of Default (as defined in the Casino Operating Contract) in respect of payments due and owing by JCC under the Casino Operating Contract, or any other material Event of Default under the Casino Operating Contract in response to which any other party to the Casino Operating Contract would be entitled to terminate, rescind, or otherwise deprive JCC of the benefits of, the Casino Operating Contract and such default by the Corporation or JCC is caused by HET, HOCI or Casino Manager related events; (e) a material Event of Default (as defined in the Management Agreement) has occurred under the Management Agreement and HET or the Casino Manager is the Defaulting Party (as defined in the Management Agreement) and in response to which Event of Default any party to the Management Agreement would be entitled to terminate or rescind the Management Agreement; (f) HET or an Affiliate of HET has not fulfilled its obligations, or is in default, under any of the Completion Guarantees (as defined in the Notes Indenture) or under any material agreement relating to the Casino between HET or any such Affiliate and the City of New Orleans or the State of Louisiana or any agency or instrumentality of the foregoing; (g) the Corporation in violation of its certificate of incorporation or bylaws in any material respect and such violation is caused by HET, HOCI or Casino Manager related events; (h) HET, HOCI, the Casino Manager, any Controlled Affiliate of either, or any entity of which HET or the Casino Manager is a Controlled Affiliate makes a general assignment for the benefit of creditors; admits in writing its inability to pay its debts as they become due; files a voluntary petition in bankruptcy; is adjudged bankrupt or insolvent; files a voluntary petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future statute, law or regulation; files an answer admitting or not contesting the material allegations of a petition filed against it in any such proceeding; seeks or consents to or acquiesces in the appointment of a trustee or liquidator of such entity or a material part of its properties; or voluntarily liquidates or dissolves; provided, however, that the actions described in clause (h) of this definition with respect to a Controlled Affiliate of HET shall only constitute a "Flip Event" if such action has or is reasonably likely to have an adverse effect on the Corporation, JCC, the Casino, or the suitability of any director or officer of the Corporation, or JCC or any other employee thereof required to be found suitable under any Louisiana gaming law, regulation, rule, or order of a gaming regulatory agency; or (i) the Louisiana Gaming Control Board ("LGCB"), or any successor thereto, makes a determination in accordance with the laws of the State of Louisiana and the rules and regulations promulgated by the LGCB that HET is unsuitable to own an equity interest in the Corporation.

                  "FP Development" shall mean FP Development, L.L.C., a Louisiana limited liability company and wholly-owned Subsidiary of the Corporation.

                  "Franchise Agreement" means the Franchise Agreement between the City of New Orleans and JCC, dated April 27, 1993, as assigned by Assignment and Assumption of General Development Agreement and of Franchise Agreement, dated March 15, 1994, as further assigned, amended and restated by Assigned, Amended and Restated Franchise Agreement, dated March 15,

1994, as assumed by JCC pursuant to the Plan of Reorganization, as the same may be amended, modified, restated or supplemented from time to time.

                  "General Development Agreement" shall mean the Amended and Restated General Development Agreement to be entered into pursuant to the Plan of Reorganization among JCC, the Rivergate Development Corporation and the City of New Orleans, as amended or supplemented from time to time.

                  "HCCIC" shall mean Harrah's Crescent City Investment Company, a Nevada corporation.

                   "HOCI" shall mean Harrah's Operating Company, Inc.

                  "JCC" shall mean Jazz Casino Company, L.L.C., a Louisiana limited liability company and wholly-owned Subsidiary of the Corporation.

                  "JCC Development" shall mean JCC Development Company, L.L.C., a Louisiana limited liability company and wholly-owned Subsidiary of the Corporation.

                  "Management Agreement" shall mean the Amended and Restated Management Agreement to be entered into pursuant to the Plan of Reorganization between JCC and Harrah's New Orleans Management Company, a Nevada corporation, relating to the management of the Casino, as it may be amended or supplemented from time to time.

                  "Minimum Market Value" shall mean, for each trading day, the sum of (i) the Closing Price of a share of Class A Common Stock multiplied by the aggregate number of such shares issued to holders of Old Notes on the Effective Date in connection with the Plan of Reorganization, plus (ii) the Closing Price per $1,000 of Notes and Contingent Notes, divided by $1,000, and multiplied by the aggregate principal amount of such notes outstanding.

                  "Notes" shall mean the Senior Subordinated Notes due 2009 with Contingent Payments of JCC issued pursuant to the Plan of Reorganization.

                  "Notes Indenture" means the Indenture, to be entered into pursuant to the Plan of Reorganization between JCC, as obligor, the Corporation and the Development Entities, as guarantors, and Norwest Bank Minnesota, National Association, as Trustee, in respect of the Notes.

                  "Old Notes" shall mean the 14 1/4% First Mortgage Notes due 2001 with Contingent Interest of Harrah's Jazz Company and Harrah's Jazz Finance Corp.

                  "Person" shall mean both natural persons and legal entities, unless otherwise specified.

                  "Plan of Reorganization" shall mean the chapter 11 plan of reorganization for Harrah's Jazz Company, Harrah's Jazz Finance Corp., and Harrah's New Orleans Investment Company (including all exhibits and schedules annexed thereto), as it may be altered, amended, or modified from time to time.

                  "Qualified Person" shall mean any natural person found suitable by the Louisiana Gaming Control Board (or any other gaming regulatory agency with proper jurisdiction) to serve as a director of the Corporation, or, if such a finding is not required, any natural person that otherwise



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


meets all the requirements of the Louisiana Gaming Control Board (or any other gaming regulatory agency with proper jurisdiction).

                   "Railroad Lease" means the Lease by and between The Alabama Great Southern Railroad Company, as lessor, and JCC, as lessee, as evidenced by Memorandum of Lease, dated November 19, 1993, as assigned by Assignment and Assumption of Lease, dated March 15, 1994, as amended by Supplemental Agreement dated as of August 25, 1994, as assumed by JCC pursuant to the Plan of Reorganization, as the same may be amended, modified, restated or supplemented from time to time.

                  "Redemption Date" shall mean the date fixed by the Board of Directors for the redemption of any shares of stock of the Corporation pursuant to Section 2.6 of this Restated Certificate of Incorporation.

                  "Redemption Securities" shall mean any debt or equity securities of the Corporation, any Subsidiary or any other corporation, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the Board of Directors (which may be a firm which provides other investment banking, brokerage or other services to the Corporation), has a value, at the time notice of redemption is given pursuant to
Section 2.6, at least equal to the Fair Market Value of the shares to be redeemed pursuant to Section 2.6 (assuming, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and subject only to normal trading activity), or such other redemption price as required by any applicable law, regulation, rule or resolution or order of a gaming regulatory agency.

                  "Significant Transactions" shall mean: (i) any amendment of this Restated Certificate of Incorporation or the Bylaws or of the corporate governance or organizational documents of any Subsidiary of the Corporation or the organization of any new Subsidiary; (ii) any merger, consolidation, lease or sale of a material portion of the Corporation's or any Subsidiaries' business or assets; (iii) any transaction or transactions, except Excluded Transactions, during a single fiscal year with HET or its Affiliates which in the aggregate involve consideration to either party in excess of a threshold to be determined by the Board of Directors (including, without limitation, any decisions regarding the exercise, waiver or modification of rights or obligations, or the determination of fees with respect to project development services, under the Management Agreement); (iv) any declaration of dividends; (v) any amendment of the Casino Operating Contract, the Casino Lease, the General Development Agreement, or any other material contract between the Corporation and the State of Louisiana or the City of New Orleans or any agency or instrumentality of the foregoing; (vi) any voluntary filing for protection under Title 11 of the United States Code or any other present or future federal or state law, statute or regulation for the relief of debtors, any general assignment for the benefit of creditors, any admission in writing of the Corporation's inability to pay its debts as they become due, any filing of an answer admitting or not contesting the material allegations of a petition filed against it in any bankruptcy or similar proceedings, any seeking, consenting to or acquiescence in the appointment of a trustee or liquidator for the Corporation or a material portion of its properties, or any voluntary liquidation or dissolution; (vii) any incurrence of, or assumption of liability for, indebtedness for borrowed money, other than indebtedness incurred pursuant to the Plan of Reorganization, the amendment of the terms of any indebtedness for borrowed money or any modification, determination, consent or waiver thereunder; (viii) any issuance of securities of the Corporation or its Subsidiaries other than issuances pursuant to the Plan of Reorganization; (ix) any repurchase of securities of the Corporation or any of its Subsidiaries; (x) any change in the independent auditors; (xi) the approval of JCC's annual operating plan and annual capital budget; (xii) any changes to the Minimum Balance (as defined in the Management Agreement) pursuant to Section 8.03(a) of the Management Agreement; (xiii) any lease of real property rights of the Corporation or any of its Subsidiaries which involves consideration to the Corporation or any of its Subsidiaries in excess of a threshold to be determined by the Board of Directors; (xiv) the termination of the Railroad Lease or the release by the Corporation or any of its Subsidiaries of a material portion of the property thereunder; (xv) the termination of the Franchise Agreement by the Corporation or any of its Subsidiaries; and (xvi) any interest rate protection agreements (including, without limitation, interest rate hedges, swaps, caps, floors or collars) to be entered into by the Company or any Subsidiary.

                  "Speedy Arbitration" shall mean an arbitration conducted pursuant to "Expedited Procedures" that shall take place in New York, New York and be administered by the New York City office of the American Arbitration Association or any successor thereto (the "AAA") in accordance with its Commercial Arbitration Rules in effect at the time the arbitration is initiated (collectively, the "Rules"). In accordance with the Rules, "Expedited Procedures" shall be utilized with respect to all matters for determination in the arbitration. As soon as a demand for arbitration shall be made, the AAA shall appoint a single arbitrator from the National Panel of Commercial Arbitrators without submission of lists of proposed arbitrators and the arbitrator shall render a full, complete, conclusive and binding resolution of the dispute (which shall be immediate, final, non-appealable, and not subject to reconsideration) and give written notice of the decision to the Board of Directors of the Corporation.

                  "Subsidiary" shall mean (i) any corporation more than 50% of whose outstanding stock entitled to vote generally in the election of directors is owned by the Corporation, by one or more Subsidiaries or by the Corporation and one or more Subsidiaries or (ii) any limited liability company (including the Development Entities), partnership, joint venture or other entity or organization of which the Corporation or any of its Subsidiaries is the sole member or of which the Corporation and its Subsidiaries hold collectively more than 50% of the membership interests.

                  "Transfer" shall mean any type of transfer of shares of Class A Common Stock or Class B Common Stock prior to the Transition Date, including, without limitation, transfers by sale, exchange, gift, merger, operation of law, pledge, devise, testamentary disposition or interspousal disposition pursuant to a domestic relations proceeding or any transfer of the power to vote such shares by proxy or by transferring any proxy.

                  "Transition Date" shall mean the date upon which the earliest of the following events occurs: (i) the third anniversary of the date on which the Casino is open to customers, (ii) the end of two consecutive 12-month periods in each of which the Contingent Payments under the Notes and the Contingent Notes equals or exceeds $15 million, and (iii) the end of a period consisting of 30 consecutive trading days during which the average daily closing Minimum Market Value equals or exceeds $435 million (as adjusted by the Board of Directors in good faith to account for purchases of Common Stock by the Corporation or issuances of additional Common Stock by the Corporation).

                  IN WITNESS WHEREOF, the undersigned has executed this Restated Certificate of Incorporation this 26th day of October, 1998.



                             By:      /s/ Frederick W. Burford
                                      ------------------------------------------
                                      Name:  Frederick W. Burford
                                      Office:  President